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                    December 30, 1999




Board of Directors
Cumberland Mountain Bancshares, Inc.
1431 Cumberland Avenue
Middlesboro, Kentucky 40965

      Re:  Registration Statement on Form S-8
           -----------------------------------------------------
           Management Recognition Plan and 1998 Stock Option and Incentive Plan

Ladies and Gentlemen:

      We have acted as special counsel to Cumberland Mountain Bancshares, Inc., a Tennessee Corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 61,562 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the Cumberland Mountain Bancshares, Inc. Management Recognition Plan and the Cumberland Mountain Bancshares, Inc. 1998 Stock Option and Incentive Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                             Very truly yours,

                             Housley Kantarian & Bronstein, P.C.


                             By: /s/ Joan S. Guilfoyle
                                 Joan S. Guilfoyle